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                                                                   Exhibit 24.3



             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related prospectus of American Superconductor Corporation for the registration of 240,000 shares of its common stock, of our report dated February 29, 1996, with respect to the financial statements of Superconductivity, Inc. for the years ended December 31, 1995 and 1994 and for the period from March 22, 1988 (Inception) to December 31, 1995 included in the Current Report of Form 8-K dated September 5, 1997 and Form 8-K/A dated June 19, 1997 filed by American Superconductor Corporation with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP


November 4, 1997
Milwaukee, Wisconsin